Exhibit 99.1

Company Contact: Charles R. Waldron Chief Financial Officer (703) 709-9119 bob_waldron@learningtree.com

LEARNING TREE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS

Reston, VA — December 9, 2010 - Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its fourth quarter and fiscal year 2010, which ended October 1, 2010.

In its fourth quarter of fiscal year 2010, Learning Tree reported revenues of $33.9 million, income from operations of $2.2 million, and net income of $1.2 million or $0.08 per share. These results compare with revenues of $31.8 million, a loss from operations of $1.4 million, and a net loss of $1.4 million or $0.10 per share in its fourth quarter of fiscal year 2009. Excluding the one-time effects of a $4.2 million charge related to the anticipated settlement of a contract dispute, in its fourth quarter of fiscal year 2009, the company would have reported income from operations of $2.8 million and net income of $2.0 million, or $0.14 per share.

In fiscal year 2010, revenues were $127.5 million, income from operations was $5.2 million, and net income was $4.4 million or $0.32 per share. This compares to revenues of $132.6 million, income from operations of $2.0 million and net income of $1.2 million or $0.08 per share in fiscal year 2009.

“We are pleased that the results of our efforts to stimulate sales growth seem to have had a positive effect, with modest year-over-year revenue growth for a second consecutive quarter” commented Learning Tree President and CEO Nicholas R. Schacht. “Client interest remained strong in Learning Tree AnyWare™, our patent-pending live online training platform. More than 4,000 people used AnyWare in fiscal 2010 to participate online in our live classroom courses. Additionally, we are pleased that our efforts to maintain profitability in this challenging environment have continued to produce positive results.”

Learning Tree International is a leading global provider of highly effective, hands-on training to managers and information technology professionals. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on people and project management; leadership and business skills; Web development; operating systems; databases; networking; IT security; and software development. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, the Company’s proprietary live, online instructor-led training delivery option, which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss fourth quarter and fiscal year 2010 results is scheduled at 4:30 p.m. (EDT) December 9, 2010. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

- tables follow -

[Table 1 – Summary consolidated financial statements and balance sheets]

[Table 2 – Reconciliation of certain non-GAAP measures]

Table 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009
Revenues	$33,891	$31,788	$127,470	$132,559
Cost of revenues	15,762	14,089	59,198	59,243

Gross profit	18,129	17,699	68,272	73,316

Operating expenses:
Course development	1,946	1,627	7,304	7,442
Sales and marketing	8,204	7,011	30,461	31,962
General and administrative	5,804	10,486	25,310	31,929

Total operating expenses	15,954	19,124	63,075	71,333

Income (loss) from operations	2,175	(1,425)	5,197	1,983

Other income (expense), net	(38)	31	557	1,048

Income (loss) before income taxes	2,137	(1,394)	5,754	3,031
Provision for income tax	970	24	1,366	1,828

Net income (loss)	$1,167	$(1,418)	$4,388	$1,203

Earnings (loss) per share—diluted	$0.08	$(0.10)	$0.32	$0.08

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	October 1, 2010	October 2, 2009
Cash and cash equivalents	$34,449	$44,313
Available for sale securities	4,997	29,497
Trade accounts receivable, net	18,311	15,157
Prepaid expenses and other	7,008	7,776

Total current assets	64,765	96,743
Depreciable assets, net and other	35,408	40,077

Total assets	$100,173	$136,820

Accounts payable and accrued liabilities	$16,484	$22,327
Deferred revenues	35,745	38,103

Total current liabilities	52,229	60,430
Other	13,172	13,528

Total liabilities	65,401	73,958

Stockholders’ equity	34,772	62,862

Total liabilities and stockholders’ equity	$100,173	$136,820

Table 2

Reconciliation of certain Non GAAP Measures

	Three Months Ended
	GAAP			Non-GAAP
	October 2, 2009	U.S. Govt Claim	Tax on Dividend	October 2, 2009
Revenues	$31,788			31,788
Cost of revenues	14,089			14,089

Gross profit	17,699	—	—	17,699

Operating expenses:
Course development	1,627			1,627
Sales and marketing	7,011			7,011
General and administrative	10,486	(4,233)		6,253

Total operating expenses	19,124	(4,233)	—	14,891

Income (loss) from operations	(1,425)	4,233		2,808

Other income (expense), net	31			31

Income (loss) before income taxes	(1,394)	4,233	—	2,839
Provision for income tax	24	1,519	(666)	877

Net income (loss)	$(1,418)	2,714	666	1,962

Earnings (loss) per share—diluted	$(0.10)	0.19	0.05	0.14

	Twelve Months Ended
	GAAP			Non-GAAP
	October 2, 2009	U.S. Govt Claim	Tax on Dividend	October 2, 2009
Revenues	$132,559			132,559
Cost of revenues	59,243			59,243

Gross profit	73,316	—	—	73,316

Operating expenses:
Course development	7,442			7,442
Sales and marketing	31,962			31,962
General and administrative	31,929	(4,233)		27,696

Total operating expenses	71,333	(4,233)	—	67,100

Income (loss) from operations	1,983	4,233		6,216

Other income (expense), net	1,048			1,048

Income (loss) before income taxes	3,031	4,233	—	7,264
Provision for income tax	1,828	1,519	(666)	2,681

Net income (loss)	$1,203	2,714	666	4,583

Earnings (loss) per share—diluted	$0.08	0.18	0.04	0.30